Exhibit 11.2

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the use in this Regulation A Offering Circular on Form 1-A of Roots Real Estate Investment Community I, LLC and Subsidiary of our report dated May 26, 2022 relating to the consolidated financial statements of Roots Real Estate Investment Community I, LLC and Subsidiary as of December 31, 2021, and for the year ended December 31, 2021.

We also hereby consent to the reference of our firm under the heading “Experts” in such Offering Circular on Form 1-A.

/s/ Moore, Colson & Company, P.C.

Atlanta, Georgia

February 24, 2023